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                                                                    EXHIBIT 99.1

                      ARBOR REALTY TRUST CLOSES $50 MILLION
                       UNSECURED REVOLVING CREDIT FACILITY

Uniondale, NY, December 13, 2004 -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred equity investments, mortgage-related securities and other real estate related assets, announced today that on December 7, 2004 it closed a $50 million unsecured revolving credit facility with affiliates of Watershed Asset Management, LLC. Watershed is a San Francisco based asset management firm focused on value-driven investments. The facility has a term of one-year with two one-year renewal options and bears interest at a spread over LIBOR of 700 basis points over the initial term.

Ivan Kaufman, CEO of Arbor Realty Trust commented, "We are excited to have closed on this new credit facility with Watershed. This transaction adds additional diversification to our financing sources and is a reflection of the successful execution of our business strategy. It gives Arbor flexibility to increase our lending capacity and grow the portfolio. Our primary goal is to maximize our return on equity for shareholders, and we believe this facility will assist us in achieving that objective."

ABOUT ARBOR REALTY TRUST, INC.

Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

SAFE HARBOR STATEMENT

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed from time to time in the Arbor's periodic and other reports filed with the SEC. Such forward-looking statements speak
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only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.